EXHIBIT 10.3

September 4, 2015

Mary Jane Fortin
4510 Shetland Lane
Houston, TX 77027

Dear Mary Jane,

On behalf of the Allstate Insurance Company, I am pleased to officially extend an offer for you to join us as President, Allstate Life. We are enthusiastic about the prospect of you joining the Allstate team and are confident that your career with us will be exciting and rewarding. We hope that your response is favorable and look forward to a reply by September 11, 2015.

The terms and conditions of this offer are briefly outlined below, and are contingent upon successful completion of your pre-employment background check and drug test. In addition, as a condition of your employment with Allstate, you are required to sign and agree to the terms of the Intellectual Property Assignment Agreement. The terms of the Intellectual Property Assignment Agreement is provided to you in this package along with your offer letter. Please sign and return with your signed offer letter.

Base Salary:

Your annualized base salary will be $625,000 and $24,038 will be paid bi-weekly. Subsequent increases in base salary, generally awarded on an annual basis in March, will be dependent on enterprise-wide guidelines and your performance.
Cash and Equity Incentive Compensation:

Cash:
You will be eligible to participate in the Annual Incentive Plan (AIP). Your new target incentive opportunity is 90% of your base salary. If the maximum corporate and business unit performance level is achieved, the maximum incentive funding is 200%. Please keep in mind the AIP is 100% discretionary and your individual award may be higher or lower based on your individual performance and leader discretion. For 2015, your annual incentive award will be pro-rated based on your hire date and paid at 100% of target. Annual cash incentive awards are payable in March of 2016.

Equity:
If you are able to start your employment with Allstate by October 1, 2015, you will be eligible for a 2015 prorated equity award granted within 60 days of your start date. Starting in 2016, you will be eligible for annual equity awards equal to 250% of your base salary. The 2016 grant is guaranteed to be awarded at a minimum of target. This award will be granted 50% in performance stock awards and 50% in stock options.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Equity awards are generally granted annually, with manager discretion and with the approval of the Board.

• Stock options generally have a ten-year term and vest one third on each of the first, second, and third anniversaries of the grant date.

• Performance stock units that are awarded will based on final performance and become 100% vested on the third anniversary of the grant date. In addition, the performance stock units accumulate quarterly dividend equivalents in cash payable upon vesting.

Sign-on Bonus – Cash and Equity:

You will be eligible to receive a cash sign-on bonus of $1,000,000, less applicable withholdings, payable within 60 days of your start date. You must be employed by Allstate on the date the bonus is payable in order to receive the signing bonus except in the event of termination of employment as a result of a reorganization or reduction in workforce.

In the event you voluntarily terminate your employment with Allstate within 24 months of your date of hire, you agree to reimburse Allstate within 30 days of the date of your termination, the prorated remaining portion of your cash sign-on bonus.

Also, you will be eligible to receive an equity sign-on bonus of $3,500,000 to be granted within 60 days of your start date in restricted stock units. The restricted stock units vest in equal installments over a four year period on each anniversary of the grant date.

Restrictive Covenants and Other Obligations Arising from Prior Employment:

Allstate expects its employees to comply with the terms of any restrictive covenants and other obligations, including, but not limited to, non-solicitation and confidentiality provisions, to which they may be subject as a result of any former employment relationships. By signing this letter, you represent that any such covenant or obligation to which you may be subject is not an impediment to accepting employment with, or performing services for, Allstate. In your position at AIG, you may have been exposed to confidential information and trade secrets. In the event that you come to work at Allstate, we would expect that you would not disclose or use any of that information in your position here. To the extent you are subject to any restrictive covenants or other obligations from prior employment relationships, we advise you to seek the advice of counsel prior to accepting employment with Allstate.

Relocation Assistance:

You will be provided a relocation package. Accompanying this letter is a summary of the package. Also available to you is a consultation with a relocation representative who can provide further details of the relocation assistance benefits.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Vacation and Holidays:

Allstate provides a Paid Time Off (PTO) bank to employees. This bank is intended to provide you with additional flexibility in planning your professional and personal life. The PTO bank is designed to be used for vacation, personal matters, family illness and illness not covered by the short term disability plan.

For 2015 your PTO will be prorated based on your date of hire, you will be eligible for a total of up to 19 days. Starting in 2016, you will be eligible for 25 days of PTO on an annual basis.

In addition to PTO days, you will receive company holidays and miscellaneous time off for events such as a funeral or jury duty.

Benefits:

Accompanying this letter is an outline of the benefits provided to you. You are eligible to participate in the medical plan on your first day of employment. Coverage under the medical plan is not subject to pre-existing limitations.

Executive Perquisites:

You will receive the following perquisites:

• Annual car allowance of $13,560 ($1,130 per month)
• Financial planning services, provided by a vendor of your choice, will be reimbursed by Allstate for up to $10,000 annually
• Personal tax preparation services provided by an Allstate vendor

Retirement Plan and 401(k):

You will participate in the Allstate Retirement Plan, and will be automatically enrolled in the Allstate 401(k) Savings Plan unless you decline enrollment as provided in the plan.

The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at retirement based on pay credits and interest credits under a cash balance formula. Pay credits are determined based on compensation and years of service.

The Allstate 401(k) Savings Plan allows eligible employees to make pre- and after-tax deposits to their 401(k) savings accounts. Participants may be eligible for a company contribution of 80 cents for every pre-tax dollar contributed, up to 5 percent of eligible compensation.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Under our current policy, both the 401(k) and pension plan benefits will vest upon your third year service date. Please note that you are always fully vested in the Allstate 401(k) Savings Plan for any of your pre-tax, Roth 401(k), and after-tax contributions as well as any rollover funds.  All of our compensation and benefit programs are subject to future modifications.
Should you accept our offer, we will agree to a mutually acceptable start date of no later than October 1, 2015.

To confirm your acceptance of this offer of employment with Allstate subject to its policies and the terms and conditions of its compensation and benefit plans, please sign and date this letter and the Intellectual Property Assignment Agreement and return both via the enclosed mailer. An additional copy of each is enclosed for your records.

Sincerely,

/s/ Harriet K. Harty
Harriet K. Harty
Executive Vice President, Human Resources

ACCEPTED AND AGREED:

Name:         Mary Jane Fortin

Signature:     /s/Mary Jane Fortin

Date:         September 8, 2015

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062